Exhibit 99.1
ENCORE ACQUISITION COMPANY ANNOUNCES YEAR-END RESERVES AND PRODUCTION
FORT WORTH, Texas — (BUSINESS WIRE) — January 24, 2008 — Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) announced today that its total proved oil and natural gas reserves as of December 31, 2007 were 231 million barrels of oil equivalent (“MMBOE”), consisting of 189 million barrels (“MMBbls”) of crude oil, condensate, and natural gas liquids and 256 billion cubic feet (“Bcf”) of natural gas. During 2007, Encore acquired properties from Anadarko Petroleum Corporation located in the Williston Basin and in the Big Horn Basin and sold certain properties in the Anadarko and Arkoma Basins. Encore added 60 MMBOE of proved reserves during 2007 (before netting out 2007 production and asset sales) replacing over 443 percent of its 2007 production at an estimated all-in replacement cost of $20.27 per BOE based on unaudited development and exploration costs of $368 million and unaudited acquisition costs of $848 million. Encore produced 13.5 MMBOE during 2007 averaging 37,530 barrels of oil equivalent per day (“BOEPD”) during the fourth quarter of 2007. Of the 443 percent of 2007 production replaced, approximately 318 percent was related to acquisitions and 125 percent to internal organic growth. Net of divested reserves, the Company replaced over 298 percent of its 2007 production.
At December 31, 2007, oil reserves accounted for 82 percent of total proved reserves, and 68 percent of total proved reserves are developed. Based on production for 2007, Encore’s ratio of reserves to production is approximately 17.1 years for total proved reserves and 11.6 years for proved developed reserves.

Summary of Changes in Proved Reserves	MBOE
Reserves at December 31, 2006	204,561
Purchases of minerals-in-place	43,146
Extensions and discoveries, net of revisions	16,879
Sales of minerals-in-place	(19,719)
Production	(13,539)

Reserves at December 31, 2007	231,328
Based on the average NYMEX oil price of $90.92 per barrel for the fourth quarter of 2007, Encore’s wellhead differential is approximately minus $13.06 per barrel for such quarter. Using an average NYMEX natural gas price of $6.97 per thousand cubic feet (“Mcf”) for the fourth quarter, the Company’s wellhead differential is approximately plus $0.55 per Mcf for such quarter. Operating expenses are in-line with previously disclosed estimates for the fourth quarter.

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Encore’s proved reserve estimates for 100 percent of its properties were prepared by independent petroleum engineers. Reserve replacement was calculated by dividing the sum of reserves extensions, discoveries, improved recovery, acquisitions, and revisions by production. Reserve replacement cost was calculated by dividing the sum of development, exploration and acquisition costs by the sum of reserve extensions, discoveries, improved recovery, acquisitions, and revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves were not included in the calculation of costs incurred. The amounts provided in this press release are subject to change after review and audit of the financial statements.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; the Company’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

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Contacts

Encore Acquisition Company, Fort Worth

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com

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